EXHIBIT 99.1
JAVO BEVERAGE 2ND QUARTER REVENUES SURGE 110% TO RECORD $6.7 MILLION

Dispensed Beverage Locations Top 8,800 for Second Quarter

Gross Margin to Expand; EBITDA Positive Quarter

SAN DIEGO, CA -- July 22, 2008 -- Javo® Beverage Company, Inc. (OTC BB: JAVO), a leading provider of premium dispensable coffee and tea-based beverages to the food service industry, announced today that it anticipates the following financial results for the quarter ended June 30, 2008, and that it will host a conference call on Wednesday, July 30, 2008 to discuss the Company’s financial results and achievements.  Some highlights from second quarter to be released next week include:

●	The Company’s total installed base of beverage dispensers will exceed 8,800, an increase of more than 2,400 from the prior quarter and more than 6,200 versus year ago.
●	Second quarter revenues expand substantially to $6.7 million, an increase of 110% compared to the second quarter 2007.
●	Gross profit margin will expand substantially from a year ago and prior quarter.
●	Javo expects to report positive EBITDA for the quarter.

Cody C. Ashwell, Chairman and CEO of Javo Beverage Company, said, “Javo reached a number of key milestones in the second quarter and will end the first half ahead of our 2008 business plan targets.  We look forward to expanding on our customer successes, record revenue, improvement in gross margin and operations during our conference call next Wednesday, July 30.”

Management of Javo Beverage will host its quarterly conference call on Wednesday, July 30, 2008 at 11:00 a.m. EDT to discuss the company’s second quarter results.  Those who wish to participate in the conference call may telephone (888) 335-6674 from the U.S. or (973) 321-1100 for international callers.  Use conference ID# 44427337 approximately 15 minutes before the call.  A digital replay will be available by telephone  approximately 2 hours after the completion of the call for 30 days and may be accessed by dialing (800) 642-1687  from the U.S., or (706) 645-9291  for international callers.  Use conference ID# 44427337.

About Javo® Beverage Company, Inc.
Based in Vista, California, Javo® Beverage Company (OTC Bulletin Board: JAVO) is an innovator and leader in the manufacture of coffee and tea-based dispensed beverages, drink mixes and flavor systems. The company has successfully commercialized a proprietary brewing technology that yields fresh brewed coffees and teas that are flavorful, concentrated and stable, with broad applications in the food service, food manufacturing and beverage industries. For food service operators, Javo makes it possible to serve great tasting hot coffees and cold specialty coffee beverages from convenient dispenser-based systems. Javo also assists food and beverage processors seeking authentic and robust coffee and tea flavors through its development and supply of customized ingredients for packaged foods and ready-to-drink beverages. The company supplies a growing list of national and international food service operations, specialty coffee retailers, restaurant chains and food manufacturers. For information about Javo Beverage Company, please visit www.javobeverage.com.

This release contains forward-looking statements made by or on behalf of Javo® Beverage Company, Inc. All statements, which address operating performance that the Company expects will occur in the future, including statements relating to volume growth, share of sales, or statements expressing general optimism about future operating results, are forward-looking statements. These forward-looking statements are based on management's current views and we cannot assure that anticipated results will be achieved.  The Company disclaims any intent to update forward looking statements.